Exhibit 99.1

Press Release February 24, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces First Quarter 2025 Cash Dividend Increase of 9%

and an Additional $1.5 Billion Share Repurchase Authorization

FORT WAYNE, INDIANA, February 24, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a first quarter cash dividend of $0.50 per common share, representing a 9% increase over the company's 2024 quarterly rate. The dividend is payable to shareholders of record at the close of business on March 31, 2025, and is payable on or about April 11, 2025.

The company’s board of directors also authorized an additional share repurchase program of $1.5 billion of the company’s common stock. The authorization is effective immediately and is additive to the previous $1.5 billion program authorized on November 3, 2023, which had $194 million remaining authorized and available for repurchase on December 31, 2024.

Since 2017, the company has repurchased $6.7 billion of its common stock, representing 41 percent of its outstanding shares, and has paid cash dividends of $1.7 billion through December 31, 2024. In the last five years, the company continued its meaningful strategic growth, investing $7.1 billion in capital investments and acquisitions, while maintaining a best-in-class, after-tax-return-on-invested capital of 24 percent.

“These actions reflect the Board’s and senior leadership’s confidence in the consistency and strength of our cash generation capabilities,” said Mark D. Millett, Co-founder, Chairman, and Chief Executive Officer. “We have consistently increased our cash dividend in alignment with our growth initiatives, while complementing it through our share repurchase program in periods of strong cash generation. Based on our strong capital foundation and consistent cash generation, we are able to execute organic and transactional strategic growth initiatives, while sustaining strong shareholder distributions and remaining committed to maintaining our investment grade credit ratings.”

Under the company’s share repurchase program, purchases take place as and when determined by the company in open-market or private transactions, including transactions that may be affected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this program, purchases of shares of the company’s common stock, are made based upon the market price of the company’s common stock, the nature of other investment and growth opportunities, expected free cash flow, and general economic conditions. The share repurchase program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:  Investor Relations — +1.260.969.3500